Exhibit 10.1

August 14, 2020

Teresa McCarthy

c/o Avidity Biosciences, Inc.

10975 N. Torrey Pines Rd., Suite 150

La Jolla, CA 92037

Re:Offer of Employment

Dear Teresa:

Avidity Biosciences, Inc. (the "Company") is pleased to offer you employment as the Company's Chief Human Resources Officer on the terms and conditions set forth in this letter agreement (the "Agreement").

1.Commencement of Employment. Your employment with the Company will start on or about August 24, 2020 (the "Start Date").

2.Duties. You will be responsible for performing such duties as are customary for your position and any other duties or areas of responsibility that may be reasonably requested from time to time by the Company's CEO, to whom you will report. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company's general employment policies or practices, this Agreement will control. You will work from the Company's La Jolla, California office, subject to such travel as reasonably required in connection with your duties whenever deemed necessary or requested by the Company from time to time, and the Company will reimburse you for such travel expenses.

3.Salary. You will be paid an annual base salary of $350,000 less applicable deductions and withholdings, to be paid each month in accordance with the Company's payroll practices, as may be in effect from time to time.

4.Benefits. You will be eligible to participate in the Company's standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

5.Equity Awards. Subject to approval by the Company's Board of Directors (the "Board") which will not be unreasonably withheld and voted upon within thirty (30) days of your Start Date, the Company will grant you an option to purchase 106,000 shares of the Company's common stock (the "Option"). The Option will be governed by the terms and conditions of the Company's 2020 Incentive Award Plan (the "Plan") and your grant agreement, and will include the following vesting schedule: 25% of the total shares subject to the Option will vest on the first anniversary of your Start Date, and 1/48th of the total shares subject to the Option will vest each month thereafter on the same day of the month as the Start Date (or if there is no corresponding day, on the last day of the month), subject to your continuous employment or service through each such date. The Option will have an exercise price equal to the fair market value per share of the Company's common stock on the date of grant, as determined under the Plan. If there are any inconsistencies between the terms of this Agreement and the Plan or your grant agreements, the terms of this Agreement shall govern.

6.Performance Bonuses. Each year, you will be eligible to earn an annual incentive bonus equal to forty percent (40%) of your annual base salary (your "Target Bonus"); provided that the annual incentive bonus for the 2020 fiscal year shall be pro-rated based on the portion of such year that has elapsed from the Start Date through December 31, 2020. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board (or duly authorized committee thereof) in its sole discretion, and shall be based upon achievement of performance objectives to be mutually agreed upon between you and the Board (or duly authorized committee thereof) and other criteria to be determined by the Board (or duly authorized committee thereof). Any bonus shall be paid within thirty (30) days after the Board's (or such committee's) determination that a bonus shall be awarded. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

7.Severance.

(a)Termination For Cause; Resignation Without Good Reason. If, at any time, the Company terminates your employment for Cause (as defined herein), you resign without Good Reason (as defined herein), or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

(b)Termination Without Cause; Resignation With Good Reason Not in Connection With a Change of Control. If at any time other than during the Change of Control Period (as defined herein), the Company terminates your employment without Cause or you resign for Good Reason, and other than any termination of your employment as a result of your death or disability, and provided such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a "Separation from Service"), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the "Severance Benefits"):

(i)an amount equal to twelve (12) months of your then current base salary (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your base salary which would give rise to Good Reason for your resignation, the base salary in effect prior to such material diminution), less all applicable withholdings and deductions, paid over such twelve (12) month period, on the schedule described in clause (d) below (the "Salary Continuation"); and

(ii)if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company's group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the "COBRA Payment Period"). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the "Special Severance Payment"), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be paid to you in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

(c)Termination Without Cause; Resignation With Good Reason in Connection With a Change of Control. If the Company terminates your employment without Cause or you resign for Good Reason, and other than any termination of your employment as a result of your death or disability, in each case within fifty-nine (59) days prior to or twelve (12) months following the effective date of a Change of Control (as defined herein) (the "Change of Control Period"), and provided such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the "Change of Control Severance Benefits") in lieu of the Severance Benefits (and for the avoidance of doubt, in no event will you be entitled to both the Severance Benefits and the Change of Control Severance Benefits):

(i)an amount equal to twelve (12) months of your then current base salary (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your base salary which would give rise to Good Reason for your resignation, the base salary in effect prior to such material diminution), less all applicable withholdings and deductions, paid in substantially equal installments over twelve (12) months, on the schedule described in clause (d) below (the "Change of Control Salary Continuation");

(ii)an amount equal to your Target Bonus for the calendar year in which your termination occurs, less all applicable withholdings and deductions, paid on the sixtieth (60th) day following your Separation from Service;

(iii)if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company's group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the "Change of Control COBRA Payment Period"). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the Change of Control COBRA Payment Period, the Special Severance Payment, for the remainder of the Change of Control COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be paid to you in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease; and

(iv)acceleration of 100% of any unvested time-based Stock Awards. Such acceleration shall be effective as of the later of (A) the effective date of your Separation from Service, or (B) the date of such Change of Control.

(d)Conditions For Receipt of Severance Benefits or Change of Control Severance Benefits. The Severance Benefits or Change of Control Severance Benefits are conditional upon (x) your continuing to comply with your obligations under your Employee Invention Assignment and Confidentiality Agreement; (y) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company (the "Release"), and any revocation period thereunder having expired, within sixty (60) days following your termination date; and (z) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board). The Salary Continuation or Change of Control Salary Continuation will be paid in equal installments on the Company's regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the sixtieth (60th) day following your Separation from Service. On the sixtieth (60th) day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation or Change of Control Salary Continuation, as applicable, that you would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day in compliance with Code Section 409A and the effectiveness of the Release, with the balance of the Salary Continuation or Change of Control Salary Continuation, as applicable, being paid as originally scheduled.

(i)Definition of Cause. For purposes of this Agreement, "Cause" shall mean one or more of the following: (A) your willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (B) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (C) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (D) your willful breach of any of your obligations under any written agreement or covenant with the Company. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company. The foregoing definition does not in any way limit the Company's ability to terminate your employment at any time.

(ii)Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean your resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent:

(A)a material reduction in your base salary, unless pursuant to a salary reduction program applicable generally to the Company's similarly situated employees;

(B)a material reduction in your duties (including responsibilities and/or authorities); provided that it shall not constitute Good Reason if such reduction is a mere change of title alone or change in reporting relationship;

(C)relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then- current principal place of employment immediately prior to such relocation; or

(D)any other action or inaction that constitutes a material breach by the Company of this Agreement or any agreement under which you provide services. Provided, however that, such termination by you shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from you within sixty (60) days following the first occurrence of the condition that you consider to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) you terminate employment within ninety (90) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

(iii)Definition of Change of Control. For purposes of this Agreement, "Change of Control" shall have the meaning given to such term in the Plan. Notwithstanding the foregoing, if a Change of Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes "nonqualified deferred compensation," the transaction or event constituting the Change of Control must also constitute a "change in control event" (as defined in Treasury Regulation Section 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.

(iv)Definition of Stock Awards. For purposes of this Agreement, "Stock Awards" shall mean all stock options, restricted stock and such other awards granted pursuant to the Company's stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

8.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A- 1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation", then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding any provision to the contrary in this Agreement, to the extent any payments to you pursuant to this Agreement constitute "nonqualified deferred compensation" subject to Section 409A of the Code or are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Section 409A of the Code or to satisfy such exception, no amount shall be payable pursuant to such sections unless your termination of employment constitutes a Separation from Service.

9.Parachute Payments.

(a)In the event that any payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and you (collectively, the "Payments") (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this Agreement or otherwise shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code; provided, however, that this sentence shall not apply if, immediately before the change in ownership or control on which such Payment is contingent or otherwise relates, no stock in the Company is readily tradeable on an established securities market or otherwise (as determined in accordance with Treasury Reg. Section 1.280G-1 Q&A 6). In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Unless you and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company's independent public accountants immediately preceding the change in ownership or control on which such Payments are contingent or otherwise relate (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.

(b)Stockholder Approval. Notwithstanding the foregoing, if any Payments would not be subject to such excise tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, subject to your waiver of the rights to such Payments in accordance with Section 280G of the Code with respect to any portion of the Payments that would otherwise be subject to excise tax imposed by Section 4999 of the Code (before giving effect to any reduction in Payments contemplated in this Section), the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. To the extent the Company submits any payment or benefit payable to you under this Agreement or otherwise to the Company's stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed in the preceding paragraph. In no event shall you have any discretion with respect to the ordering of payment reductions.

10.Confidentiality Obligations.

(a)Confidentiality Obligations. In connection with your employment, you will be expected to sign and abide by the Company's standard form of Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Exhibit A (the "Confidentiality Agreement"). In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that your employment does not create a conflict with any agreement between you and a third-party. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, nothing therein prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(b)Defend Trade Secrets Act Notice of Immunity Rights. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order.

11.At-Will Employment. Your employment with Company will be "at-will." This means that either you or Company may terminate your employment at any time, with or without Cause or Good Reason, and with or without advance notice.

12.Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, or if inapplicable, the California Arbitration Act, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator in San Diego, California, chosen jointly by the parties, and will be conducted by JAMS, Inc. ("JAMS") under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/ or will be provided to you upon request without charge). If the parties cannot agree on an arbitrator, then JAMS shall appoint an arbitrator in accordance with JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees in excess of the amount of court fees that would be required of you if the dispute were filed in Superior Court. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13.Miscellaneous. This Agreement, including Exhibit A, is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized officer of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

14.Indemnification. You will receive defense and be indemnified by the Company to the full extent of the provisions of the Company's charter and bylaws and applicable California and Delaware law.

15.Withholding and other Deductions. All compensation payable to you hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

16.Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Chief Executive Officer at the email address provided by the Company for such person.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. If you agree to the terms and conditions set forth herein, please sign below.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

[SIGNATURE PAGE FOLLOWS]

Best regards,

AVIDITY BIOSCIENCES, INC.

/s/ Sarah Boyce
Sarah Boyce
CEO

Date:	8/14/2020

Accepted and agreed:

/s/ Teresa McCarthy
Teresa McCarthy

Date:	8/16/2020